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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Item 1:  On September 14, 2009, the following news article was issued by Reuters.

Steel Partners-Adaptec board battle brewing

Mon Sep 14, 2009 2:01pm EDT

* Steel Partners president wants Adaptec to be sold

* Lichtenstein pursued proxy vote to oust CEO

* Steel Partners has 11 percent stake, adding more shares

By Joseph A. Giannone

NEW YORK, Sept 14 (Reuters) - Hostilities between Adaptec Inc (ADPT.O: Quote, Profile, Research, Stock Buzz) and its largest shareholder, activist investor Warren Lichtenstein, have escalated into a proxy battle that could determine if the laggard data-storage firm goes on the auction block.

Two years ago Lichtenstein's Steel Partners hedge fund waged a proxy campaign that ended in a truce: the fund gained three of the nine board seats at Adaptec, a Milpitas, California, technology company beaten down by poor performance and ill-advised deals.

Now a new battle is brewing after five "legacy" members of the board, meeting separately from the three Steel directors, on Sept. 4 stripped the chairman's title from a Steel Partners executive who had led the Adaptec board since August 2008. They also moved to shrink the board to seven seats.

Steel Partners President Jack Howard, the executive replaced as Adaptec chairman, told Reuters in an interview, "We think it is too small to be a stand-alone company. This would be better served as part of a bigger company."

A sale would be the quickest way to unlock the value of Adaptec technology and assets, such as 400 patents, he said.

"We are pushing hard to come up with a business plan to justify the company's existence and create a path to growth," he said. "I don't think the CEO has come up with a legitimate plan for the company."

Steel Partners, responding to Adaptec's board moves, quickly returned fire by announcing a special shareholder vote on a proposal to reduce the board to seven seats by removing two directors, including Adaptec Chief Executive Subramanian "Sundi" Sundaresh.

"We know the board is going to shrink. It's going to be a battle over which two directors are going off the board," said Michael Crawford, a B. Riley & Co analyst who follows Adaptec. "Proxy advisers will have a big say in this one, which is shaping up to be a certain knockout fight."

The winners of the fight will decide whether Adaptec seeks more deals or becomes part of a bigger company.

SCHEMING?

Lichtenstein, in a Sept. 4 regulatory filing, accused the legacy directors of "scheming" to quiet dissent from the Steel Partners directors, who oppose new deals, and to preserve Sundaresh's job.

"We believe that the legacy directors may have taken these actions to pave the way for the company to make a large acquisition utilizing a significant portion of the company's cash on hand," Lichtenstein wrote.

Adaptec officials did not return calls seeking a comment, but in a proxy statement filed on Friday director Douglas Van Houweling took issue with many of Lichtenstein's statements and decried the Sept. 4 filing as "hostile" and not in the best interests of stockholders

"Under the current board's leadership, Adaptec has become a far healthier company with far better prospects than four years ago, when the board brought Subramanian Sundaresh back to lead the company," Van Houweling wrote. He also denied the board authorized an acquisition.

In trading on Monday, Adaptec shares fell 2 cents to $3.23, a far cry from its 2000 peak of $63.56 but a 25 percent improvement from lows on July 17.

The stock came under pressure after Steel Partners on July 15 distributed roughly half its stake in Adaptec -- and many other holdings -- to departing hedge fund investors.

Steel Partners last week disclosed that in one trading day it bought nearly a million Adaptec shares and increased its stake to about 11 percent.

B. Riley's Crawford rates Adaptec stock "buy," reasoning that the firm's assets, patents and technology receive zero value from investors. The company's market value is about $388 million, roughly equal to the cash holdings of $383 million Adaptec reported as of June 30.

"If you look at the company's performance over the years, it has clearly struggled," Crawford said. "In retrospect, some of the decisions made in the past appear to be poor ones."

Data storage is a hot area in the technology sector as Internet use and Web-based applications force companies to search for ways to store huge amounts of information.

In July, EMC Corp (EMC.N: Quote, Profile, Research, Stock Buzz), the No. 1 maker of data storage equipment, outbid rival NetApp Inc (NTAP.O: Quote, Profile, Research, Stock Buzz) to buy Data Domain for $2.4 billion. Bankers and analysts suggest storage firms including NetApp could come into play as behemoths such as International Business Machines Corp (IBM.N: Quote, Profile, Research, Stock Buzz), Hewlett-Packard Co (HPQ.N: Quote, Profile, Research, Stock Buzz) and Dell Inc (DELL.O: Quote, Profile, Research, Stock Buzz) look to beef up storage.

Steel Partners said it would call off its shareholder vote if Adaptec extends the director nomination deadline and promises not to make big deals without shareholder approval. (Reporting by Joseph Giannone; Additional reporting by Anupreeta Das; editing by John Wallace)

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CERTAIN INFORMATION CONCERNING PARTIPICANTS

Steel Partners II, L.P. (“SP II”), together with the other Participants (as defined below) named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and accompanying WHITE proxy card to be used to solicit consents from stockholders of Adaptec, Inc., a Delaware corporation (the “Company”), for the purpose of removing certain directors of the Company.

SP II STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY CONSENT STATEMENT, WHICH CONTAINS IMPORTANT INFORMATION.  SUCH CONSENT STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the consent solicitation are anticipated to be SP II, a Delaware limited partnership, Steel Partners Holdings L.P., a Delaware limited partnership (“SPH”), Steel Partners LLC, a Delaware limited liability company (“Steel Partners”), Steel Partners II GP LLC, a Delaware limited liability company (“SP II GP”), Warren G. Lichtenstein, Jack L. Howard and John J. Quicke (collectively, the “Participants”).  As of the date of this filing, SP II beneficially owned 13,160,669 shares of common stock of the Company (the “Shares”), constituting approximately 11.0% of the Shares outstanding.  SPH is the sole limited partner of Steel Partners II.  Steel Partners is the manager of SP II and SPH.  SP II GP is the general partner of SP II and SPH.  Warren G. Lichtenstein is the manager of Steel Partners and the managing member of SP II GP.  By virtue of these relationships, each of SPH, Steel Partners, SP II GP and Mr. Lichtenstein may be deemed to beneficially own the Shares owned by SP II.

As of the date of this filing, Jack L. Howard beneficially owned 6,250 Shares underlying a Restricted Stock Award that vest within 60 days of the date hereof and beneficially owned an additional 12,500 Shares underlying Non-Qualified Stock Options that are exercisable within 60 days of the date hereof, constituting in the aggregate less than 1% of the Shares outstanding.  As of the date of this filing, John J. Quicke beneficially owned 6,250 Shares underlying a Restricted Stock Award that vest within 60 days of the date hereof and beneficially owned an additional 12,500 Shares underlying Non-Qualified Stock Options that are exercisable within 60 days of the date hereof, constituting in the aggregate less than 1% of the Shares outstanding.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the Shares beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.